Exhibit 23.4

                              ACCOUNTANTS' CONSENT

The Board of Directors
Davidson & Associates, Inc.

We consent to the incorporation by reference herein of our report dated February 21, 1996 with respect to the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG PEAT MARWICK LLP
Long Beach, California
May 9, 1997